Exhibit 10.23

OPPENHEIMER	Oppenheimer & Co. Inc.
900 Second Avenue S.
Suite 700
Minneapolis, MN 55402
612-337-2700

Member of All Principal Exchanges

October 14, 2003

Mr. James B. Druck

President

Southwest Casino & Hotel Corp.

c/o North Metro Harness Initiative, LLC

2001 Killebrew Drive

Suite 306

Minneapolis, MN 55425

Dear Mr. Druck:

I am writing to provide you with our letter of commitment for debt financing for a loan in an approximate amount of $25,000,000 for the construction and permanent financing of the harness track and card club (the “Track”) to be constructed in Columbus Township, Minnesota, and owned by North Metro Harness Initiative, LLC.

As a Senior Vice President with Oppenheimer & Co. Inc., an investment bank, I am responsible for the Fixed Income Originations group in the Minneapolis, Minnesota office.  Oppenheimer is a publicly traded company on the NYSE under the symbol “OPY”.  Our firm dates back to 1881 as Fahnestock & Co., Inc. and is headquartered at 125 Broad Street in New York, New York under the Oppenheimer banner.  We currently have a net capital position in excess of $350,000,000 and have over one hundred twenty offices in twenty-two states with a total of over 2000 brokers selling both institutional and retail securities to the marketplace.

I have personally worked in the fixed income originations business since 1982 and have specialized in both the private and public sectors.  I have been involved with a multitude of successful originations, both local and national, like the one proposed for the Track.  Examples would include, work with the Phoenix Coyotes NHL Hockey Team in placing over $38,000,000 in Taxable Sports Facilities Revenue Bonds for their new arena in suburban Glendale, Arizona.  Additionally, we recently secured debt financing for the John Q. Hammons Baseball Stadium in Springfield, Missouri in a financing totaling $23,000,000.

Regarding the Track, we are anxious to move quickly to finalize this financing.  We have carefully reviewed your plans and the related feasibility analysis.  We believe strongly in this project and the economic boost it will provide to the north suburban metro area and the entire State of Minnesota.

Our financing commitment is contingent upon the Minnesota Racing Commission’s approval of your application and our continuing due diligence.  Market conditions may affect the rate in the event of force majeure.

We understand that our letter may be included with your final application to the Minnesota Racing Commission and local government officials.  If you have any questions, please do not hesitate to contact me at my direct telephone number:  (612) 337-2780.

With personal regards, I am

Sincerely,

/s/ Ralph L. McGinley

Ralph L. McGinley
Senior Vice President

RLM/rls